Exhibit 10.1.2

JUNIOR SECURED NOTE

June 29, 2015

EAGLE MOUNTAIN ACQUISITION LLC, a Delaware limited liability company (“Borrower”), for value received, promises to pay to the order of CIL&D, LLC, a Delaware limited liability company (the “Lender”), as set forth below at the mailing address of 337 N. Vineyard Ave., 4th Floor, Ontario, CA 91764 (the “Payment Address”), or at such other place as may be designated in writing by Lender, in lawful money of the United States of America in immediately available funds, an amount equal to (i) the Initial Loan Amount (defined below), and (ii) the Contingent Loan Amounts (defined below), together with interest on all such amounts from the date hereof, at the rate or rates and the in the manner hereinafter specified.

WHEREAS, Borrower is a party to that certain Purchase and Sale Agreement dated as of June 25, 2015 (the “Purchase Agreement”) among Borrower, Lender, Eagle Mountain LLC, a Delaware limited liability company that is the sole member of Borrower (“Holdco”), Eagle Crest Energy Company, a California corporation (“ECEC”), and Kaiser Eagle Mountain, LLC, a Delaware limited liability company (“KEM”), pursuant to which, among other things, Lender agreed to sell to Borrower 100% of the ownership interest in KEM;

WHEREAS, as payment of the purchase price to Lender under the Purchase Agreement, Borrower and Lender entered into (i) this promissory note (this “Note”) and (ii) that certain promissory note in the amount of $4,250,000 of even date herewith in favor of Lender (the “Senior Note” and together with this Note, the “Notes”). Collectively, payment obligations under the Notes are sometimes referred to herein as the “Loan”. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Senior Note;

WHEREAS, this Note is directly and indirectly secured by, among other things (collectively, the “Collateral Agreements”): (i) a pledge by Borrower of 100% of the membership interest in KEM (the equity and other interest pledged under the foregoing pledge agreement is sometimes referred to herein as the “KEM Pledged Collateral”), (ii) a pledge by Holdco of 100% of the membership interest in Borrower (the equity and other interest pledged under the foregoing pledge agreement is sometimes referred to herein as the “Borrower Pledged Collateral”), (collectively, the equity and other interest pledged under the foregoing pledge agreement together with the KEM Pledged Collateral is sometimes referred to herein as the “Pledged Collateral”), (iii) a guaranty by KEM with respect to Borrower’s payment of the Loan, (iv) a guaranty by Holdco with respect to Borrower’s payment of the Loan, and (v) a deed of trust, assignment of leases and rents, security agreement and fixture filing granted by KEM in favor of Lender (the “Deed of Trust”) with respect to certain real property at Eagle Mountain, Riverside County, California (the “Eagle Mountain Property”) in order to secure KEM’s obligations under its guaranty. Collectively, the Notes and the Collateral Agreements are referred to herein as the “Loan Documents”; and

WHEREAS, Borrower, Holdco, ECEC, Lender, KEM and First American Title Insurance Company , as Escrow Agent, are entering into that certain Escrow Instructions and Agreement dated as of June 25, 2015 (the “Escrow Agreement”) providing for a joint escrow and the closing of the sale transaction under the Purchase Agreement pursuant to the terms, procedures, covenants and conditions set forth in the Escrow Agreement.

NOW, THEREFORE, as an inducement to Lender to enter into the Purchase Agreement and to accept the Notes, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1. Recitals. Each of the recitals set forth above are true and correct and incorporated herein.

2. Interest Rate. So long as no default or Event of Default has occurred, interest shall accrue on the unpaid principal amount outstanding under this Note, compounded monthly at a rate equal to five and seventy-one hundredths percent (5.71%) per annum (“Initial Loan Interest Rate”). The initial principal amount shall be $19,000,000.00 (the “Initial Loan Amount”).

3. Calculation of Interest. All Interest Rates payable hereunder shall be calculated on the basis of the actual number of days elapsed over a period of 365 days commencing on the date of this Note.

4. Initial Loan Interest and Principal Payments.

(a) Commencing on July 1, 2015 and on the first day of each calendar month thereafter, accrued, but unpaid, interest shall be added to and made part of the principal amount outstanding under this Note.

(b) All amounts of principal under this Note shall be due and payable on the Initial Maturity Date unless (i) Initial Maturity Date is extended pursuant to Section 6(b) below or (ii) the Initial Maturity Date is accelerated by the terms of this Note, including pursuant to Section 9 below.

5. Contingent Loans. Unless this Note has earlier been paid in full:

(a) First Contingent Loan.

(i) On May 31, 2018 (“First Contingent Loan Date”), without further notice or action by the Borrower or the Lender, Borrower shall owe an additional amount equal to $5,000,000 multiplied by the ratio of (A) the principal amount outstanding under this Note and interest accrued thereon as of the First Contingent Loan Date to (B) the full Initial Loan Amount plus all interest that would have accrued under this Note as of the First Contingent Loan Date (“First Contingent Loan Amount”) to Lender as evidenced by this Note.

(ii) From the First Contingent Loan Date through and until the Third Contingent Loan Date (defined below), interest on the First Contingent Loan Amount shall accrue at an annual rate equal to eight percent (8%) per year (“First Contingent Loan Interest Rate”), payable monthly.

(iii) From the Third Contingent Loan Date through and until the Final Maturity Date, interest on the First Contingent Loan Amount shall accrue at an annual rate equal to twelve percent (12%) per year, payable monthly. For the avoidance of doubt, the maturity date for the First Contingent Loan shall be the Final Maturity Date.

(iv) All accrued, but unpaid, interest on the First Contingent Loan Amount shall be paid by the Borrower to the Lender in immediately available funds on the first business day of each month until the Final Maturity Date.

(b) Second Contingent Loan.

(i) On February 28, 2019 (“Second Contingent Loan Date”), without further notice or action by the Borrower or the Lender, Borrower shall owe an additional amount equal to

$7,000,000 multiplied by the ratio of (A) the principal amount outstanding under this Note and interest accrued thereon as of the Second Contingent Loan Date (excluding the First Contingent Loan Amount any interest accrued thereon) to (B) the full Initial Loan Amount plus all interest that would have accrued under this Note as of the Second Contingent Loan Amount (“Second Contingent Loan Amount”) to Lender as evidenced by this Note.

(ii) From the Second Contingent Loan Date through and until the Third Contingent Loan Date (defined below), interest on Second Contingent Loan Amount shall accrue at an annual rate equal to eight percent (8%) per year (“Second Contingent Loan Interest Rate”), payable monthly. For the avoidance of doubt, the maturity date for the Second Contingent Loan shall be the Final Maturity Date.

(iii) From the Third Contingent Loan Date through and until the Final Maturity Date, interest on the Second Contingent Loan Amount shall accrue at an annual rate equal to twelve percent (12%) per year, payable monthly.

(iv) All accrued, but unpaid, interest on the Second Contingent Loan Amount shall be paid by the Borrower to the Lender in immediately available funds on the first business day of each month until the Final Maturity Date.

(c) Third Contingent Loan.

(i) On September 30, 2020 (“Third Contingent Loan Date”), without further notice or action by the Borrower or the Lender, Borrower shall owe an additional amount equal to $8,000,000 multiplied by the ratio of (A) the principal amount outstanding under this Note and interest accrued thereon as of the Third Contingent Loan Date (excluding the First Contingent Loan Amount, Second Contingent Loan Amount and any interest accrued thereon) to (B) the full Initial Loan Amount plus all interest that would have accrued under this Note as of the Third Contingent Loan Amount (“Third Contingent Loan Amount”) to Lender as evidenced by this Note.

(ii) From the Third Contingent Loan Date through and until the Final Maturity Date, interest on the Second Contingent Loan Amount shall accrue at an annual rate equal to twelve percent (12%) per year (“Third Contingent Loan Interest Rate”), payable monthly. For the avoidance of doubt, the maturity date for the Third Contingent Loan shall be the Final Maturity Date.

(iii) All accrued, but unpaid, interest on the Third Contingent Loan Amount shall be paid by the Borrower to the Lender in immediately available funds on the first business day of each month until the Final Maturity Date.

(d) For the avoidance of doubt, (i) the First Contingent Loan Amount, the Second Contingent Loan Amount and the Third Contingent Loan Amount are sometimes referred to herein as the “Contingent Loan Amounts” and (ii) the Initial Loan Interest Rate, First Contingent Loan Interest Rate, the Second Contingent Loan Interest Rate and the Third Contingent Loan Interest Rate are sometimes referred to herein as the “Interest Rates.”

6. Initial Maturity; Extension.

(a) Unless (i) the Senior Note has been paid in full on or before February 29, 2016 (the “Initial Maturity Date”), and (ii) Borrower timely notifies Lender at least three (3) business days before the Initial Maturity Date that Borrower elects to exercise its option to extend the maturity date of this Note as provided in Section 6(b) below, all unpaid principal of, and accrued but unpaid interest (if any) on, this Note shall be due and payable on the Initial Maturity Date.

(b) If (A) the Senior Note has been paid in full on or before Initial Maturity Date, (B) Borrower timely notifies Lender at least three (3) business days before the Initial Maturity Date that Borrower elects to exercise its option to extend the maturity date of this Note, the maturity date of this Note shall be automatically converted from the Initial Maturity Date to May 31, 2025 (“Final Maturity Date”), and absent the earlier acceleration of payments pursuant to Section 9 below or the exercise of Lender’s remedies as otherwise provided hereunder, all unpaid principal of, and accrued but unpaid interest (if any) on, this Note shall be due and payable on the Final Maturity Date.

7. Calculation of Payments; Application of Payments.

(a) Schedule 2 attached hereto sets forth the anticipated schedule of (i) interest to be accrued, (ii) interest to be added to the principal amount of this Note, and (iii) interest to be paid to Lender in immediately available funds. Borrower acknowledges and agrees that such schedule is for illustrative purposes only and all payments due under this Note shall be calculated by the Lender pursuant to the terms of this Note.

(b) Payments made to Lender by Borrower hereunder shall be applied (i) first to any reasonable, out-of-pocket fees or expenses of Lender arising under this Note, under any of the other Loan Documents or as may otherwise become due to Lender under the Loan Documents, (ii) second, to accrued interest under this Note, and (iii) last, to the unpaid principal balance of this Note.

(c) Following the occurrence and during the continuance of an Event of Default, any payments received by Lender from or on behalf of Borrower shall be applied by Lender as Lender shall determine in its sole and absolute discretion.

8. Mandatory Purchase of Interest in Note. For purpose of this Note, the term “ECEC Sellers” shall mean any one or more of Upfront III Ventures, L.P., Upfront III Partners, L.P., Upfront III, L.P., Stephen Lowe, Kristin Lowe, Lambda Investors LLC and Wex SP LLC, or any principal, member, shareholder or affiliate of any of them.

(a) Upon a sale, transfer or other conveyance by one or more of the ECEC Sellers of more than 33% of the fully-diluted equity interests in either ECEC or Holdco which are directly or indirectly owned by the ECEC Sellers, as a group, to a third party (excluding any sale, transfer or other conveyance to another ECEC Seller or any affiliate thereof), each of the ECEC Sellers making such sale, transfer or conveyance shall, contemporaneously with such sale, transfer or conveyance, purchase from Lender, pursuant to a form of participation agreement or other agreement reasonably acceptable to Lender and such ECEC Seller (each a “Note Purchase Agreement”), an interest in the Notes as follows (each a “Note Repurchase”):

(i) in the Senior Note, and

(ii) then in the Junior Note to the extent the Contribution Amount (as defined below) exceeds the amount then outstanding under the Senior Note,

in an amount equal to the dollar value such ECEC Seller is paid for such sale multiplied by the ratio of (A) the amount of such equity interests sold by such ECEC Seller over (B) the total amount of the equity interests in ECEC or Holdco, as applicable, held by all ECEC Sellers prior to such sale, transfer or other conveyance (the “Contribution Amount”).

(b) In connection with each Note Repurchase, such ECEC Seller shall become a lender under the Senior and/or Junior Notes (as applicable) and shall become a beneficiary of the Collateral Agreements then in effect, as set forth in the applicable Note Purchase Agreement.

(c) Notwithstanding the forgoing, regardless of any portion of the Notes sold to one or more of the ECEC Sellers, no such sale shall modify, amend or waive any provision of the Notes without the express written consent of Lender, which consent shall be at the sole and absolute discretion of Lender, unless 67% or more of the then outstanding interests in the Notes would be held by ECEC Sellers after such sale, in which case such consent shall not be unreasonably withheld, conditioned or delayed.

(d) Upon the execution of such Note Repurchase Agreement, Lender shall execute a release of any guaranty and pledge provided by the applicable ECEC Seller in a form reasonably acceptable to such ECEC Seller but only with respect to such equity interest sold, transferred or conveyed by such ECEC Seller. The guaranty and pledge of such applicable ECEC Seller with respect to any such equity interest not sold, transferred or conveyed by such ECEC Seller shall remain in full force and effect.

(e) Each Note Repurchase Agreement shall be on terms reasonably acceptable to both Lender and the applicable ECEC Seller, provided however that each Note Repurchase Agreement shall provide distribution of payments under the Note to the applicable ECEC Seller and to Lender at the same time and on a pro-rata basis.

9. Conditional Acceleration.

(a) For purpose of this Section,

(i) “Key Financing” shall mean a cumulative amount of not less than $25,000,000 in committed financing from and after the Effective Date, which amount may (A) be raised in one or more transactions, (B) include more than one type or source of funds including debt, equity or capital contributions, governmental grant or other similar financing, and (C) be in favor of ECEC, Borrower or any affiliate.

(ii) “Industry Investors” shall mean any of one or more persons that (A) is in the business of, among other things, developing and operating electrical power generating and energy storing assets, and (B) has experience within five (5) years immediately prior to Effective Date in leading or jointly leading the development of one or more electric power generation or storage projects with an aggregate capital cost of not less than $250,000,000, as such amount shall be determined by Lender in its reasonable discretion. By way of example but not limitation, as of the date hereof the person set forth on Schedule 1 hereto are acceptable to Lender as Industry Investors, and shall remain acceptable absent a material adverse change in financial standing of such Industry Investor as reasonably determined by Lender.

(b) If any Key Financing does not consist at least fifty percent (50%) from one or more Industry Investors, then $6,000,000 of the Initial Loan Amount (or any lesser amount then outstanding) together with all accrued but unpaid interest thereon (the “Accelerated Amount”), shall become due and payable on the date thirty (30) days following the closing of such Key Financing. For the avoidance of doubt, should any portion of the Loan be accelerated pursuant to the terms of this clause 9(b), then the pre-paid Accelerated Amount shall be taken into account when calculating the Contingent Loan Amounts pursuant to the terms of Section 5 above.

(c) Notwithstanding the provisions in clause 9(b) above, so long as (i) such Key Financing consists of at least thirty-three percent (33%) from one or more of the Industry Investors, and (ii) one or more of Industry Investor has been appointed either as (A) a member of the board of directors of ECEC, or (B) a senior executive of ECEC, then the requirement of clause 9(b) above shall be waived and no accelerated payment of principal or interest shall become payable thereunder.

(d) Notwithstanding the foregoing, if Borrower obtains financing and receives all funds necessary to finance construction of the planned hydro-electric, pumped-storage project to be located on portions of the Eagle Mountain Property as such project may be modified, amended or revised from time to time (the “Project”) prior to the Final Maturity Date, this Note shall be prepaid in accordance with Section 10 below, within thirty (30) days of the date such financing closes, without any requirement of notice to Borrower or any other action on the part of Lender.

10. Prepayment.

(a) This Note may be prepaid in full or in part at any time on or before March 31, 2016 without penalty or premium.

(b) Except as otherwise required by Section 9(b) of this Note, this Note may be prepaid in full, but only in full at any time after February 29, 2016, provided, that such prepayment shall include a “Prepayment Premium” equal to all interest that the pre-paid principal outstanding as of February 29, 2016 would otherwise have accrued through the Final Maturity Date. Assuming no partial pre-payments are made, Borrower and Lender agree that $33,106,581 represents the full amount of interest and principal payments expected under this Note as of the Final Maturity Date as set forth on Schedule 2 attached hereto.

11. Grant and Protection of Security Interest.

(a) To secure maintenance and preservation of that certain license granted to ECEC by the Federal Energy Regulatory Commission (the “FERC License”) for the construction and operation of a planned hydro-electric, pumped-storage project to be located on portions of the Eagle Mountain Property as such project may be modified, amended or revised from time to time (the “Project”) and the value of such assets held by ECEC (collectively, the “Secured Obligations”), Borrower hereby unconditionally and irrevocably grants to Lender a “Security Interest” as defined in the Uniform Commercial Code as in effect from time to time in the State of California, and pursuant to this Note, in all of Borrower’s right, title and interest in, to and under the following, each case whether now owned or hereinafter acquired:

(1) All general intangibles relating to the Project, including, without limitation, all studies, analyses and reports commissioned by or on behalf of Borrower undertaken in contemplation or furtherance of the Project or the financing of the Project, and any contract rights related thereto or related to any other aspect of the Project analyzing, evaluating, commencing, constructing, financing, completing or operating the Project (collectively, the “Project Collateral”); and

(2) Any substitutes or replacements for any Project Collateral and all products and cash and non-cash proceeds of the foregoing in whatever form, including, but not limited to, cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements and other documents.

(b) Borrower hereby authorizes Lender, at Borrower’s sole cost, (i) to file any financing statement, (ii) to note its lien on any applicable certificate of title and to file such certificates with the appropriate public office, and (iii) to make any additional filings or recordings, in any public office deemed necessary by Borrower to perfect or continue its Security Interest in the KEM Pledged Collateral or the Project Collateral. The Security Interest granted by Borrower shall at all times be valid, perfected and enforceable against Borrower in accordance with the terms of this Note and the other Loan Documents, as security for the Secured Obligations. Borrower shall, at Borrower’s sole cost and expense, take all action that may be necessary or desirable, or that Lender may reasonably request, so as at all times to maintain the validity, perfection, enforceability and rank of the Security Interest in the KEM Pledged Collateral or the Project Collateral in conformity with the requirements of this Note and the other Loan Documents or to enable Lender or any holder hereof to exercise or enforce rights granted or made available hereunder.

12. Representations and Warranties. (a) Borrower represents and warrants as follows:

(i) Borrower is a limited liability company organized under the laws of the State of Delaware.

(ii) Borrower’s chief executive office is located at c/o Eagle Crest Energy Company, 3000 Ocean Park Blvd., Suite 1020, Santa Monica, CA 90405.

(iii) This Note and each of the other Loan Documents to which Borrower is a party are legal, valid and binding obligations of such party, enforceable against such party in accordance with their terms.

(iv) This Note and each of the other Loan Documents to which Borrower is a party are within the limited liability company power of Borrower and have been duly authorized by all necessary company action.

(v) Borrower has not granted any security interest in any of the KEM Pledged Collateral or the Project Collateral except as specifically permitted under the Loan Documents.

(vi) The execution, delivery and performance of this Note and each of the other Loan Documents to which Borrower is a party, and the borrowing by Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other person; (b) conflict with (i) to Borrower’s knowledge, any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the governing documents of Borrower, as applicable, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower, as applicable; or (c) require, or result in, the creation or imposition of any lien of any real property occupied by Borrower, as applicable.

(vii) For purposes of its financial books and records, Borrower shall recognize and report all payments made to Lender with respect to any of the Contingent Loans as interest expense.

(b) Lender hereby represents and warrants that for purposes of its financial books and records, Lender shall recognize and report all payments received to from Borrower with respect to any of the Contingent Loans as interest income.

13. Covenants. Borrower covenants and agrees that Borrower shall not incur or be obligated on any debt either directly or indirectly, by way of guarantee, suretyship or otherwise, other than (i) exists as of the date hereof and has been disclosed in writing to Lender, (ii) unsecured trade and operational debt (including, without limitation, equipment leases) incurred in the ordinary course of business relating to the ownership, development and operation of the Project and the routine administration of Borrower, in amounts not to exceed ten percent (10%) of the Loan, (iii) any indebtedness the proceeds of which shall be used to pay all amounts due under the Notes in their entirety, (iv) indebtedness to Holdco, ECEC, KEM, or certain shareholders of ECEC (the “ECEC Guarantors”) but only if (A) Holdco, ECEC, KEM and such ECEC Guarantors (the “Intercompany Lenders”) shall be parties to the then applicable Collateral Agreements and such indebtedness of Borrower to the Intercompany Lenders shall be collaterally pledged to Lender, or (B) each applicable Intercompany Lender shall execute and deliver to Lender a subordination agreement reasonably acceptable to the Lender with respect to such indebtedness of the Borrower to such Intercompany Lenders, and (v) indebtedness to any ECEC Guarantor pursuant to the terms of Section 8 hereof. Borrower further covenants and agrees that it shall at all times comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which Borrower, the KEM Pledged Collateral or the Project Collateral is subject.

14. Conditions to Funding. The effectiveness of this Note as partial payment under the Purchase Agreement is conditioned upon all conditions to effectiveness under the Escrow Agreement being satisfied or waived by Lender.

15. Events of Default This Note will be in default if any one or more of the following events (each an “Event of Default” and collectively “Events of Default”) shall occur:

(a) Borrower’s failure to pay the principal of or interest on this Note, or on any other obligations due and owing to Lender from Borrower under the other Loan Documents, within five (5) business days of when the same become due and payable;

(b) any Event of Default under any Loan Document shall exist beyond all applicable notice and cure periods;

(c) any representation or warranty made by Borrower in this Note is intentionally false or misleading in any material respect as of the date when made;

(d) any creditor of Borrower other than Lender takes control or possession of any of the KEM Pledged Collateral;

(e) Borrower shall be dissolved, either voluntarily or involuntarily and such dissolution is not reversed or cured within sixty (60) days;

(f) without the prior written consent of Lender, Borrower: (i) sells, assigns, transfers, exchanges, or otherwise disposes of any of the KEM Pledged Collateral or the Project Collateral to any person other than (A) ECEC, Holdco, or KEM, (B) a wholly-owned subsidiary or any other Affiliate that becomes a party to the appropriate Loan Documents or (C) permitted under the Deed of Trust or any other Loan Document, (ii) creates, incurs or permits to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the KEM Pledged Collateral, the Project Collateral or any interest therein, or any proceeds thereof, except for any lien or security interest granted in same (A) in favor of Lender, (B) prior to the date hereof, (C) permitted under the Deed of Trust or any other Loan Document, (D) which is discharged or contested and bonded in a manner reasonably acceptable to Lender within sixty (60) days thereafter, (E) pursuant to a financing transaction through which this Note shall be paid in full, or (F) as specifically approved in writing by Lender;

(g) an Insolvency Proceeding is commenced against Borrower, and any of the following events occur: (a) Borrower consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, or (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower,. As used herein, the term “Insolvency Proceeding” means any proceeding commenced by or against any person under any provision of the United States Bankruptcy Code or under any other federal bankruptcy or insolvency law or any assignment for the benefit of creditors;

(h) an Insolvency Proceeding is commenced by Borrower;

(i) Borrower makes any payment on account of indebtedness that has been contractually subordinated in right of payment to the payment of this Note, except to the extent Borrower is current on all payments required under this Note and such payment is permitted by the terms of the subordination provisions applicable to such indebtedness;

(j) any (i) taxes, assessments or governmental charges or levies imposed upon Borrower or upon its income or profits or upon any properties belonging to Borrower (collectively “Taxes”) becomes delinquent, unless such Taxes are otherwise being contested by Borrower in accordance with applicable law, or (ii) the failure to pay or discharge when due any claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals which, if unpaid, would reasonably become a lien recorded or filed against any properties of Borrower, unless otherwise being contested by Borrower in accordance with applicable law or bonded in a manner reasonably acceptable to Lender or discharged within sixty (60) days; or

(k) Holdco shall cease to own and control, directly or indirectly, 100% of the equity interests of Borrower, or Borrower shall cease to own and control, directly or indirectly, 100% of the equity interests of KEM;

then, the principal amount evidenced by this Note, all interest thereon, and all other amounts payable hereunder shall, become and be immediately due and payable, in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower.

16. Certain Tax Matters. For U.S. federal income tax purposes, the parties acknowledge and agree that (i) the Contingent Loan Amounts shall be treated as additional interest when paid and interest shall begin to accrue on each of the Contingent Loan Amounts at such time, if any, as the Borrower’s obligation to pay the applicable Contingent Loan Amount becomes fixed pursuant to this Note; (ii) no portion of the principal amount of any Contingent Loan Amount shall be deductible by Borrower, or includible in the income of the Lender, until actually paid; and (iii) the Prepayment Premium shall not be deductible by Borrower, or includible in the income of the Lender, until actually paid. Each of the parties covenants and agrees that it will not take any position inconsistent with or contrary to the foregoing on any tax return or before any taxing authority.

17. Default Rate of Interest. After maturity, by acceleration or otherwise, this Note shall bear interest at a rate equal to five percent (5%) per annum in excess of the applicable Interest Rate at the time that default interest becomes payable (“Default Rate”).

18. Remedies. Should Borrower fail to make any payment hereon on the date on which it shall be delinquent, or should any Event of Default occur and be continuing, then Lender, at its option and without notice or demand, may declare immediately due and payable the entire unpaid balance of principal under this Note, together with all accrued interest thereon, and after the date of such default this Note shall bear interest at the Default Rate. In such case Lender may also recover all actual, out-of-pocket costs of suit and other expenses in connection with efforts to collect any of the aforesaid amounts, together with reasonable attorneys’ fees (including reasonable attorneys’ fees for representation in proceedings under the Bankruptcy Code), regardless of whether litigation is commenced, together with interest on any judgment obtained by Lender at the Default Rate, including interest at the Default Rate from and after the date of any foreclosure sale until actual payment is made to Lender of the full amount due Lender. In addition to the foregoing, Lender may exercise any and all other rights available to Lender under this Note and otherwise under applicable law. Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under this Note or any of the other Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the KEM Pledged Collateral and the Project Collateral, notwithstanding anything contained herein to the contrary.

19. Assignment. Lender may assign to one or more person or other entities all or a portion of his rights under this Note, provided Lender gives Borrower written notice of such assignment on or before the date of such assignment. In the event of an assignment of all of its rights, Lender may transfer this Note to the assignee. Lender may, in connection with any assignment or proposed assignment, disclose to the assignee or proposed assignee any information relating to Borrower furnished to Lender by or on behalf of Borrower. Should the Lender assign this Note or any of its rights under this Note, all instances requiring Lender’s consent or discretion in the Loan Documents (including any decisions within Lender’s “sole discretion”) shall then be deemed to require Lender’s reasonable consent or discretion.

20. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

21. Jurisdiction; Waiver of Jury Trial. Where federal jurisdiction exists over any action, suit or proceeding arising out of or in any way connected with this Note, the parties designate the United States District Court for the Central District of California, for the exclusive resolution of the dispute and submit to the jurisdiction of that court. Where federal jurisdiction does not exist over any such action, suit or proceeding, the parties designate the state courts within San Bernardino County, California, for the exclusive resolution of the dispute and submit to the jurisdiction of any such court. Nothing in this paragraph is intended to limit in any way a party’s right to appeal all or any part of a decision, ruling or judgment of any court.

22. Remedies Cumulative. All rights and remedies of the parties under this Note and the other Loan Documents are cumulative and without prejudice to any other rights or remedies under law. Nothing contained herein shall be construed as limiting the parties’ rights to redress for fraud.

23. No Waiver by Lender. No Event of Default shall be waived by Lender except in writing. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

24. Waivers of Borrower.

(a) Borrower acknowledges that it has relied on the advice of its own counsel in making this Note and has reviewed the waivers of rights contained herein with its counsel.

(b) Borrower hereby fully and completely waives, releases and relinquishes any statute of limitations affecting any of Borrower’s liability hereunder or the enforcement thereof, including without limitation, any right, defense or benefit under Cal. Code of Civ. Proc. Section 337.

(c) Borrower expressly waives any defense or benefits arising out of any federal or state bankruptcy, insolvency, or debtor relief laws, including without limitation, under Section 364 or 1111(b)(2) of the United States Bankruptcy Code.

25. Notices. Any notice, request, demand, consent, confirmation or other communication under this Note shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the addresses set forth below. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy (with answerback confirmation received), on the first (1st) business day after the day on which sent, if sent by recognized overnight courier or on the fifth (5th) business day after the day on which mailed, if sent by registered or certified mail.

TO LENDER:	WITH A COPY TO:

CIL&D, LLC	CIL&D, LLC
337 N. Vineyard Ave., 4th Floor	337 N. Vineyard, 4th Floor
Ontario, CA 91764	Ontario, CA 91764
Attn.: Richard E. Stoddard	Attn.: Terry Cook
Telephone: 909.483.8501	Telephone: 909.483.8511
Facsimile: 909.944.6605	Facsimile: 909.944.6605

TO BORROWER:	WITH A COPY TO

EAGLE MOUNTAIN ACQUISITION LLC	LATHAM & WATKINS LLP
c/o Eagle Crest Energy Company	355 S. Grand Ave
3000 Ocean Park Blvd, Suite 1020	Los Angeles, CA 90071-1560
Santa Monica, CA 90405	Attn: Kevin Ehrhart
Attn.: J. Douglas Divine	Telephone: 213.485.1234
Telephone: 310.450.9090	Facsimile: 213.891.8763
Facsimile: 310.450.9494

WITH A COPY TO

WEXFORD CAPITAL LP
411 West Putnam Ave.
Greenwich, CT 06830
Attention: Antony Lundy
Email: tlundy@wexford.com
Facsimile: 203.891.8763
Attention: Arthur Amron
Email: aamron@wexford.com
Facsimile: 203.862.7032

26. Headings; Interpretation. The article and section headings contained in this Note are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Note. Both parties have participated substantially in the negotiation and drafting of this Note and agree that no ambiguity herein should be construed against the draftsman.

27. Severability. If any provision of this Note shall be determined to be invalid, illegal or incapable of being enforced, all other conditions and provisions of this Note shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

28. Entire Agreement. This Note and the other Loan Documents set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relative to such subject matter.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note the day and year first above written.

BORROWER:

EAGLE MOUNTAIN ACQUISITION LLC, a Delaware limited liability company

By:	/s/ Doug Divine
	Name:	Doug Divine
	Title:	Authorized Person

Signature page to Junior Secured Note